Exhibit 5.1

VORYS Vorys, Sater, Seymour and Pease LLP Legal Counsel	52 East Gay Street P.O. Box 1008 Columbus, Ohio 43216-1008 614.464.6400 | www.vorys.com Founded 1909

Direct Dial    (614) 464-6400

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February 22, 2022

Civista Bancshares, Inc.

100 East Water Street, P.O. Box 5016

Sandusky, Ohio 44870

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Civista Bancshares, Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $75,000,000 aggregate principal amount of the Company’s 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “New Notes”). The New Notes will be issued pursuant to an Indenture, dated as of November 30, 2021 (the “Indenture”), by and between the Company and UMB Bank, National Association, as trustee (the “Trustee”). The New Notes will be offered (the “Exchange Offer”) by the Company in exchange for an equal principal amount of the Company’s outstanding unregistered 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Old Notes”).

We are giving this opinion in connection with the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering this opinion, we have examined, among other things: (i) the Registration Statement; (ii) the Indenture; (iii) the Old Notes in global and definitive forms; (iv) the form of the New Notes in global form; (v) the Second Amended and Restated Articles of Incorporation of the Company as currently in effect; (vi) the Amended and Restated Code of Regulations of the Company as currently in effect; (vii) a Certificate of Good Standing of the Company issued by the Secretary of State of the State of Ohio, dated as of February 18, 2022; and (viii) the resolutions adopted by the Board of Directors of the Company relating to the Exchange Offer. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

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VORYS

Legal Counsel

February 22, 2022

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In making our examination of documents executed by the parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate and other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Our opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the limitations imposed by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Based upon and subject to the foregoing, and assuming that the Registration Statement shall have been declared effective by the Commission we are of the opinion that the New Notes, when issued in accordance with the terms of the Indenture, duly executed by the Company, duly authenticated by the Trustee and exchanged for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Prospectus that forms a part of the Registration Statement, will constitute the valid and binding obligations of the Company.

The opinions expressed herein are limited to the laws of the State of Ohio and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction. The opinions expressed herein are based upon the law and circumstances as they are in effect on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretation thereof with respect to circumstances or events that may occur subsequent to the date hereof.

We hereby consent to the use of our name in the Registration Statement under the caption “Legal Matters” and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP

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